Exhibit 3.230

LIMITED PARTNERSHIP AGREEMENT

Preamble

AGREEMENT of Limited Partnership made March 20, 2001, by and between Hornblower Development Corporation, the General Partner and Seattle Harbor Tours, L.P., as the original Limited Partner. As the admission of additional Limited Partners is contemplated the references to multiple Limited Partners has been retained.

IT IS HEREBY AGREED:

ARTICLE 1. THE PARTNERSHIP

Formation of Limited Partnership

1.01. The General Partner and the Limited Partners agree to form a limited partnership (“the Partnership”), pursuant to the provisions of the California Revised Limited Partnership Act.

Name of Partnership

1.02. The name of the Partnership is “Tahoe Rocket, L.P.” The business of the Partnership shall be conducted under that name. The name of the Partnership may be changed by the General Partner by giving written notice of the change to the Limited Partners and by filing a certificate of amendment or restated certificate with the Secretary of State.

Purpose of Partnership

1.03. The Partnership will engage in the business of owning and chartering Vessels and any activities that are related or incidental to that business.

Principal Place of Business

1.04. The principal place of business of the Partnership is Pier 3, The Embarcadero, San Francisco, California, or at any other place as may be determined from time to time by the General Partner.

Term of Partnership

1.05. The term of the Partnership commences on the date on which the Partnership’s Certificate of Limited Partnership is filed by the Secretary of State of California in the manner required by the California Revised Limited Partnership Act and continues until December 31, 2050 unless earlier dissolved.

Certificate of Limited Partnership

1.06. The General Partner will immediately execute a Certificate of Limited Partnership and cause that Certificate to be filed in the office of the Secretary of State of California. Thereafter, the General Partner will execute and cause to be filed certificates of amendment of the Certificate of Limited Partnership (or Restated Certificates of Limited Partnership) whenever required by the California Revised Limited Partnership Act or this Agreement. The General Partner will execute and cause to he filed original or amended certificates evidencing the formation and operation of the Partnership whenever required under the laws of any other states in which the Partnership determines to do business. The General Partner will also record a certified copy of the Certificate and any amendment in the office of the county recorder in every county in which the Partnership owns real property.

Definitions

1.07. Except as otherwise stated in this Agreement or as the context of this Agreement requires, the terms defined in this Section, for the purposes of this Agreement, have the meanings specified in this Section.

(1) “Agreement” means this Limited Partnership Agreement, as amended from time to time.

(2) “Assignee” means a person who has acquired a beneficial interest in the limited partnership interest of a Limited Partner but who is not a “substituted Limited Partner.”

(3) “Assigning Limited Partner” means a Limited Partner who has assigned a beneficial interest in that Partner’s limited partnership interest but the Assignee of which has not become a “substituted limited partner.”

(4) “Cash Available for Distribution” means total cash income from operations during any given accounting period plus the cash proceeds, if any, from the sale or other disposition, refinancing, or liquidation of Partnership property, less cash expenses as well as any allowance or reserves for contingencies or for repair to and maintenance of properties, and anticipated obligations the General Partner shall in its discretion deem necessary during the same accounting period.

(5) “Distribution” means any cash distributed to the Partners from cash available for distribution.

(6) “General Partner” refers to Hornblower Development Corporation or any successor.

(7) “Limited Partner” refers to any person who is admitted to the Partnership, either as an original Limited Partner or as a substituted Limited Partner, and who executes this Agreement. A “new Limited Partner” is a Limited Partner other than an original or substituted Limited Partner who has purchased a limited partnership interest from the Partnership by malting the required contribution to the Partnership.

(8) “Majority in Interest of the Limited Partners” means fifty (50) percent of the interests of the Limited Partners.

(9) “Net Income” and “Net Loss” mean the net income or net loss of the Partnership as determined for the purposes of computing federal income taxes pursuant to the Internal Revenue Code.

(10) “Partners” or “the Partners” refers collectively to the General Partner and the Limited Partners. Reference to “Partner” is a reference to any one of the Partners.

(11) “Partnership” refers to the Limited Partnership created under this Agreement and the Certificate of Limited Partnership to be filed with the Office of the Secretary of State pursuant to the California Revised Limited Partnership Act.

(12) “Vote” includes written consent.

ARTICLE 2. MEMBERS OF PARTNERSHIP

Original General Partner

2.01. The name of the original General Partner is Hornblower Development Corporation.

Original Limited Partners

2.02. The name of the original Limited Partner is Seattle Harbor Tours, LP.

Admission of Additional General Partner

2.03. Subject to any other provision of this Agreement, a person may be admitted as a General Partner after the Certificate of Limited Partnership is filed only with the written consent of the General Partner and the vote or written consent of a Majority in Interest of the Limited Partners.

Replacement of Sole Remaining General Partner

2.04. If a General Partner ceases to be a General Partner and there is no remaining General Partner, one or more new General Partners may be admitted to the Partnership on the written consent of a Majority in Interest of the Limited Partners; provided that the Limited Partners agree in writing to continue the business of the Partnership pursuant to Paragraph 12.03 of this Agreement.

Admission of Additional Limited Partners

2.05. Subject to the provisions of Article 9 of this Agreement, governing transfers of partnership interests, a person may acquire an interest in the Partnership directly from the Partnership and be admitted as an additional Limited Partner with the consent of the General Partner.

Admission of Substituted Limited Partner

2.06. The assignee of a limited partnership interest may be admitted as a substituted Limited Partner with the written consent of the General Partner.

Amendment of Partnership Records

2.07. On admission of a General Partner or Limited Partner, the General Partner will add the name, address, contribution, and that Partner’s share in Partnership profits or losses to the list of Partners kept in the principal executive office of the Partnership.

Additional Partners Bound by Agreement

2.08. Before any person is admitted to the Partnership as a General or Limited Partner, that person shall agree in writing to be bound by all of the provisions of this Agreement.

ARTICLE 3. FINANCING

Capitalization

3.01. The Partnership shall be capitalized initially through a contribution of the Vessel Seattle Rocket (Title abstract set forth Exhibit A) (“the Vessel”) by Seattle Harbor Tours, L.P. in exchange for a limited partnership interest and the contribution by Hornblower Development Corporation of cash in an amount equal to 1% of the value of the Vessel contributed by the Limited Partner and an assignment of representations and warranties provided for in that certain agreement dated February 15, 2001. The Vessel shall be contributed free and clear of all liens or encumbrances.

Partner Capital Contributions

3.02. (a) The General Partner named in this Agreement shall contribute cash and contract rights to the capital of the Partnership in exchange for a I% interest in the Partnership.

(b) Each new or replacement General Partner admitted after the execution of this Agreement shall contribute, before admission to the Partnership, a sum that shall be determined by the General Partner. If there is no remaining General Partner, the contribution and interest of a new or replacement General Partner shall be determined by the Limited Partners in accordance with Paragraph 2.04 of this Agreement.

(c) The Limited Partners shall contribute the Vessel, subject to existing liens, in exchange for a 99% interest in the Partnership described in Exhibit A.

Additional Capital Contributions

3.03. No additional contributions of capital shall be required of the Limited Partners.

Withdrawal and Return of Capital

3.04. A Partner may not withdraw any portion of the capital of the Partnership and no Partner, General or Limited, is entitled to the return of that Partner’s contribution to the capital of the Partnership except on the dissolution of the Partnership.

ARTICLE 4. ALLOCATION AND DISTRIBUTION OF PROFITS AND LOSSES

Allocation of Profits and Losses

4.01. The Net Profits of the Partnership are allocated to, and any Net Losses suffered by the Partnership will be borne by, the Partners in proportion to their capital contributions.

Distributions of Cash Available for Distribution

4.02. The Cash Available for Distribution, as determined by the General Partner, will be distributed to the Partners in the proportions specified in Paragraph 4.01 at such time as the General Partner shall determine.

Distribution, Other Than Cash

4.03. No Partner has the right to receive property other than money on the distribution of profits.

Priorities Among Limited Partners

4.04. No Limited Partner shall be entitled to any priority or preference over any other Limited Partner as to the distribution of Cash Available for Distribution.

ARTICLE 5. MANAGEMENT OF PARTNERSHIP AFFAIRS

Control and Management

5.01. The General Partner has the sole and exclusive control of the Limited Partnership. Subject to any limitations expressly set forth in this Agreement, the General Partner has the power and authority to take any action from time to time as they may deem to be necessary, appropriate, or convenient in connection with the management and conduct of the business and affairs of the Partnership, including without limitation, the power to do the following:

(1) Acquire property, including real or personal property, for the use of the Partnership on the terms and conditions as the General Partner may, from time to time, determine to be advantageous to the Partnership;

(2) Dispose of Partnership property, either in the ordinary course of the business of the Partnership or, from time to time, when the General Partner deem the disposition to be in the best interests of the Partnership;

(3) Finance the Partnership’s activities by borrowing money from third parties on the terms and under the conditions as the General Partner deem appropriate. When money is borrowed for Partnership purposes, the General Partner are authorized to pledge, mortgage, encumber, or grant a security interest in Partnership properties as security for the repayment of those loans. The Partnership is authorized to borrow, pursuant to a note and first preferred ship mortgage, from Terry A. MacRae, Trustee of the MacRae Family Trust u/t/d 3/20/98 such amount as required to remove all liens set forth on the title abstract set forth in Exhibit A;

(4) Employ, retain, or otherwise secure the services of any personnel or firms deemed necessary by the General Partner for or to facilitate the conduct of Partnership business affairs, all on the terms and for the consideration as the General Partner deem advisable; and

(5) Take any and all other action permitted by law that is customary in or reasonably related to the conduct of the Partnership business or affairs.

Restrictions on Limited Partners

5.02. The Limited Partners do not have either the obligation or the right to take part, directly or indirectly, in the active management or control of the business of the Partnership, except as otherwise permitted in this Agreement and except for the following:

(1) Acting as a contractor for or an agent or employee of the Partnership or a General Partner, or an officer, director, or shareholder of a corporate General Partner.

(2) Consulting with and advising a General Partner with regard to the business of the Partnership.

(3) Acting as surety for the Partnership or guaranteeing one or more specific debts of the Partnership.

(4) Approving or disapproving an amendment to this Agreement.

Standard of Care of General Partner

5.03. The General Partner must exercise ordinary business judgment in managing the affairs of the Partnership. Unless fraud, deceit, or a wrongful taking is involved, the General Partner are not liable or obligated to the Limited Partners for any mistake of fact or judgment made by the General Partner in operating the business of the

Partnership that results in any loss to the Partnership or its Partners. The General Partner do not, in any way, guarantee the return of the Limited Partners’ capital or a profit from the operations of the Partnership. The General Partner are not responsible to any Limited Partner because of a loss of that Partner’s investment or a loss in operations, unless the loss has been occasioned by fraud, deceit, or a wrongful taking by the General Partner.

Authority for Use of Nominees

5.04. All Partners recognize that practical difficulties exist in doing business as a Limited Partnership, occasioned by third parties seeking to determine the capacity of the General Partner to act for and on behalf of the Partnership, or for other reasons. Therefore, the Limited Partners specifically authorize the General Partner to acquire all real and personal property, arrange all financing, enter contracts, and complete all other arrangements needed to effectuate the purpose of this Partnership; either in their own names or in the name de nominee, without having to disclose the existence of this Partnership. If the General Partner decide to transact the Partnership business in their own names or in the name of a nominee, they shall place a written declaration of trust in the Partnership books and records that acknowledges the capacity in which the nominee acts and the name of the Partnership as the true or equitable owner.

Removal of General Partner

5.05. The General Partner may be removed by the affirmative vote of a Majority in Interest of the Limited Partners.

Written notice of a General Partner’s removal must be served on that Partner by certified mail. The notice must set forth the day on which the removal is to be effective, and that date shall not be less than 30 days after the service of notice on the General Partner. If there is no other remaining General Partner, and the Limited Partners fail to elect a new General Partner pursuant to Paragraph 2.04 of this Agreement within 30 days after the removal becomes effective, the Partnership will be dissolved and its business wound up and terminated. The removal will cause that Partner’s interest in the Partnership to be converted to that of a Limited Partner. A former General Partner whose interest has been converted to that of a Limited Partner has the same rights and obligations under this Agreement as any other Limited Partner.

ARTICLE 6. BOOKS, RECORDS, AND ACCOUNTS

Partnership Accounting Practices

6.01.(a) The Partnership books shall be kept on a cash basis. The Partnership books shall be closed by an independent certified public accountant at the end of each fiscal year of the Partnership.

(b) The fiscal year of the Partnership is the calendar year.

Maintenance of Records and Accounts

6.02. At all times, the General Partner must maintain or cause to be maintained true and proper books, records, reports, and accounts in which shall be entered fully and accurately all transactions of the Partnership.

Required Records

6.03. The General Partner most maintain at the principal executive office of the Partnership within California all of the following records:

(1) A current list of the full name and last known business or residence address of each Partner, set forth in alphabetical order, together with the contribution and the share in profits and lasses of each Partner.

(2) A copy of the certificate of limited partnership and all certificates of amendment (or the restated certificate of limited partnership), together with executed copies of any powers of attorney pursuant to which any certificate has been executed.

(3) Copies of the Partnership’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years.

(4) Copies of this Agreement and all amendments to this Agreement.

(5) Financial statements of the Partnership for the six most recent fiscal years.

(6) The Partnership’s books and records far at least the current and past three fiscal years.

Delivery of Records to Limited Partners

6.04. On the request of any Limited Partner, or his or her agent or attorney, the General Partner will promptly deliver to that Partner, or to his or her agent or attorney, at the expense of the Partnership, a copy of any of the following.

(1) The current list of each Partner’s name, address, contribution, and share in profits and losses.

(2) The certificate of limited partnership, as amended, and any powers of attorney pursuant to which any certificate was executed.

(3) This Agreement, as amended.

Access to Records by Limited Partners

6.05. Each Limited Partner and/or each Limited Partner’s duly authorized representative, attorney, or attorney-in-fact has the right, on reasonable request, to:

(1) Inspect and copy, during normal business hours, any Partnership records the Partnership is required to maintain, pursuant to Paragraph 6.02 of this Agreement.

(2) Obtain from the General Partner, promptly after becoming available, a copy of the Partnership’s federal, state, and local income tax or information returns for each year.

Financial Statements

6.06. The General Partner will furnish financial statements annually.

Amendments to Agreement

6.07. The General Partner will promptly furnish any Limited Partner who executed a power of attorney authorizing a General Partner to execute an amendment to this Agreement with a copy of any amendment to this Agreement executed by a General Partner pursuant to that power of attorney.

Income Tax Data

6.08. The General Partner will send to each Partner, within 90 days after the end of each taxable year, such information as is necessary for them to complete their federal and state income tax or information returns.

Partnership Tax or Information Returns

6.09. The General Partner will send to each Partner a copy of the Partnership’s federal, state, and local income tax or information returns for each taxable year.

Capital Accounts

6.10. An individual capital account must be maintained for each General Partner and Limited Partner. A capital account consists of a Partner’s contribution to the initial capital of the Partnership, any additional contributions to the Partnership capital made by the Partner pursuant to this Agreement, and any amounts transferred to the capital account from that Partner’s income account pursuant to this Agreement.

Income Accounts

6.11. An individual income account will be maintained for each Partner. At the close of each calendar year, each Partner’s share dike Net Profits or Net Losses of tie Partnership will be credited or debited to, and that Partner’s distributions received during each fiscal year will be deducted from, that Partner’s income account and any resulting balance or deficit shall be transferred to or charged against that Partner’s capital account.

Banking

6.12. The General Partner will open and maintain a separate bank account in the name of the Partnership with City National Bank, is which there shall be deposited all of the funds of the Partnership. No other funds may be deposited in the account. The funds in that account must be used solely for the business of the Partnership, and all withdrawals from that account are to be made only on checks signed by the General Partner or such other person or persons as the General Partner may from time to time designate.

ARTICLE 7. RIGHTS, POWERS, DUTIES, AND RESTRICTIONS OF PARTNERS

General Partner’ Exclusive Right to Manage

7.01. The General Partner has full and exclusive charge and control of the management, conduct, and operation of the Partnership in all matters and respects.

Devotion of Time by General Partner

7.02. The General Partner must devote such care, attention, and business capacity to the affairs of the Partnership as may be reasonably necessary. In this connection,

the Partners acknowledge that any General Partner may be the Manager or General Partner of other partnerships and may continue to manage other partnerships, and may continue to engage in other businesses (whether or not competitive with the business of the Partnership).

Voting Rights of General Partner

7.03. If there shall be more than one General Partner serving, all General Partners shall have equal rights in the management and conduct of the Partnership business. Any difference arising with regard to the ordinary course of the Partnership business will be decided by a majority of the General Partners.

Restrictions on General Partner

7.04. Except as otherwise expressly provided in this Agreement, the General Partner is subject to all the restrictions imposed on General Partners by the California Revised Limited Partnership Act and the California Uniform Partnership Act and has all the rights and powers granted to General Partner under those statutes.

Salaries of General Partner

7.05. As compensation for its services to the Partnership in the conduct of its business, the General Partner is entitled to a fee of $ 1,000 per year. The fee will be deducted by the Partnership as an ordinary and necessary expense of the Partnership business before determination of Net Profits or cash available for distribution.

Voting Rights of Limited Partners

7.06. (a) In addition to any other voting rights granted the Limited Partners under this Agreement, the Limited Partners have the right to vote on the following matters:

(1) The dissolution and winding up of the Partnership, pursuant to Paragraph 12.02;

(2) The merger of the Partnership or the sale, exchange, lease, mortgage, pledge, or other transfer o4 or granting a security interest in, all or a substantial part of the assets of the Partnership other than in the ordinary course of its business;

(3) The incurrence of indebtedness by the Partnership other than in the ordinary course of its business;

(4) A change in the nature of the Partnership’s business;

(5) The removal of a General Partner;

(b) All of the actions specified in Subparagraph (a) of this Agreement may be taken following the vote of a Majority in Interest of the Limited Partners.

(c) The Limited Partners have the right to vote on the admission of an additional General Partner. Except as specifically provided in Paragraph (d) of this Paragraph 7.06 or any other provision of this Agreement, the admission of an additional General Partner may be accomplished on the affirmative vote of a Majority in Interest of the Limited Partners.

(d) The Limited Partners have the right to vote on an election to continue the business of the Partnership and the admission of one or more General Partner after a General Partner has ceased to be a General Partner. These actions may only be taken upon approval by all of the Limited Partners.

Loans to the Partnership

7.07. Nothing in this Agreement prevents a Partner from lending money to the Partnership on a promissory note or similar evidence of indebtedness for a reasonable rate of interest. Any Partner lending money to the Partnership has the same rights and risks regarding the loan as would any person or entity making the loan who was not a member of the Partnership.

Transaction of Business With Partnership

7.08. Except as otherwise provided in this Agreement, a Partner may transact other business with the Partnership. If any Partner transacts business with the Partnership, that Partner has the same rights and obligations with regard to the Partnership as a person who is not a Partner.

Partners Engaging in Other Business

7.09. Except as otherwise provided in Paragraph 7.02 of this Agreement, any of the Partners may engage in or possess an interest in other business ventures of every nature and description independently or with others. Neither the Partnership nor the Partners have any right by virtue of this Agreement in and to any such independent ventures or to the income or profits derived from them.

ARTICLE 8. PARTNERSHIP MEETINGS

Call and Place of Meetings

8.01. (a) Meetings of the Partners will be held at the Office of the Partnership at the call and pursuant to the written request of the General Partner, or of Limited Partners representing more than 10 percent of the interests of Limited Partners, for consideration of any of the matters as to which Limited Partners are entitled to vote pursuant to Paragraph 7.06 of this Agreement.

(b) In addition, the Partners may participate in a meeting through the use of conference telephones (or similar communications equipment) providing that all Partners participating in the meeting can hear one another. Participation in this type of telephone meeting constitutes presence in person at the meeting.

Notice of Meeting

8.02. Immediately on receipt of a written request stating that the Partner or Partners request a meeting on a specific date (which date shall not be less than 10 nor more than 60 days after the receipt of the request by the General Partner), the General Partner must give notice to all Partners entitled to vote, as determined in accordance with Paragraph 13.01 of this Agreement. Valid notice may not be given less than 10 nor more than 60 days before the date of the meeting; the notice must state the place, date, and hour of the meeting and the general nature of the business to be transacted. No business other than the business stated in the notice of the meeting may be transacted at the meeting. Notice must be given personally or by mail addressed to each Partner entitled to vote at the meeting at the address for the Partner appearing on the books of the Partnership.

Quorum

8.03. At any duly held or called meeting of Partners, a Majority in Interest of the Limited Partners represented in person or by proxy constitutes a quorum. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken, other than adjournment, is approved by the requisite percentage of interests of Limited Partners.

Adjournment of Meetings

8.04. A Partnership meeting at which a quorum is present may be adjourned to another time or place and any business that might have been transacted at the original meeting may be transacted at the adjourned meeting. If a quorum is not present at an original meeting, that meeting may be adjourned by the vote of a majority of the interests represented either in person or by proxy. Notice of the adjourned meeting need not be given to Partners entitled to notice if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless (1) the adjournment is for more than 45 days or (2) after the adjournment, a new record date is fixed for the adjourned meeting, in which ease notice of the adjourned meeting shall be given to each Partner of record entitled to vote at the adjourned meeting.

Meetings Not Duly Called, Noticed, or Held

8.05. The transactions of any meeting of Partners, however called and noticed, and wherever held, shall be as valid as though consummated at a meeting duly held after regular call and notice, if a quorum is present at that meeting, either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs either a written waiver of notice, a consent to the holding of the meeting, or an approval of the minutes of the meeting.

Waiver of Notice

8.06. Attendance of a Partner at a meeting constitutes waiver of notice, except when that Partner objects, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be described in the notice of the meeting and not so included, if the objection is expressly made at the meeting. Any partner approval at a meeting (other than unanimous approval by Limited Partners of an election to continue the business of the Partnership after the retirement, death, or adjudication of incompetence of a General Partner) is valid only if the general nature of the proposal is stated in any written waiver of notice.

Consent to Action Without Meeting

8.07. Any action that may be taken at any meeting of the Partners may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by Partners having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Partners entitled to vote on the matter were present and voted. If the Limited Partners are requested to consent to a matter without a meeting, each Partner shall be given notice of the matter to be voted on in the manner described in Paragraph 8.02. If any General Partner, or Limited Partners representing more than 10 percent of the interests of the Limited Partners, requests a meeting for the purpose of discussing or voting on the matter so noticed, notice of a meeting will be given pursuant to Paragraph 8.03 and no action may be taken until the meeting is held. Unless delayed by a request for and the conduct of a meeting, any action taken without a meeting is effective 15 days after the required minimum number of voters have signed consents to action without a meeting; however, the action is effective immediately if all General Partner and Limited Partners representing at least 90 percent of the interests of the Limited Partners sign consents to the action without a meeting.

Proxies

8.08. (a) Every Partner entitled to vote may authorize another person or persons to act by proxy with regard to that Partner’s interest in the Partnership.

(b) Any proxy purporting to have been executed in accordance with this Paragraph is presumptively valid.

(c) No Proxy is valid after the expiration of 11 months from the date of the proxy unless otherwise provided in the proxy. Subject to Subparagraphs (f) and (g) of this Paragraph, every proxy continues in full force and effect until revoked by the person executing it. The dates contained on the proxy forms presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed.

(d) A proxy is not revoked by the death or incapacity of the person executing it, unless (except as provided in Subparagraph (f) of this Paragraph), before the vote is counted, written notice of the death or incapacity of the maker is received by the Partnership.

(e) Revocation of a proxy is effected by a writing delivered to the Partnership stating that the proxy is revoked or by a subsequent proxy executed by the Partner who executed the original proxy or, as to any meeting, by the attendance and exercise of the right to vote at that meeting by the Partner who executed the proxy.

(f) A proxy that states that it is irrevocable is irrevocable for the period specified in the proxy when it is held by any creditor or creditors of the Partnership or the Partner who extended or continued credit to the Partnership or the Partner in consideration of the proxy if the proxy states that it was given in consideration of that credit and also states the name of the person extending or continuing credit. In addition, a proxy may be made irrevocable (notwithstanding Subparagraph (d) of this Paragraph) if it is given to secure the performance of a duty or to protect a title, either legal or equitable, until the happening of events that, by its terms, discharge the obligations secured by it.

(g) Notwithstanding the period of irrevocability specified in the proxy as provided in Subparagraph (f) of this Paragraph, the proxy becomes revocable when the debt of the Partnership or Partner is paid.

(h) A proxy may be revoked, notwithstanding a provision making it irrevocable, by the assignment of the interest in the Partnership of the Partner who executed the proxy to an assignee without knowledge of the existence of the proxy and the admission of that assignee to the Partnership as a Partner.

(i) The General Partner may, in advance of any Partnership meeting, prescribe additional regulations concerning the manner of execution and filing of proxies and their validation.

ARTICLE 9. TRANSFER AND ASSIGNMENT OF INTERESTS

Transfer and Assignment of Interests

9.01. Excepting the initial assignment by Seattle Harbor Tours, L.P. to Terry A. MacRae, Trustee, MacRae Family Trust u/t/d /3/20/98, no Limited Partner shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of such Partner’s partnership interest except with the prior written consent of the General Partner and a Majority in Interest of the other Limited Partners, which consent may be given or withheld, conditioned or delayed (as allowed by this Agreement or the Act), as the other Partners may determine in their sole discretion. Transfers in violation of this Article 9 shall only be affective to the extent set forth in Section 9.05. After the consummation of any transfer of any part of a partnership interest, the partnership interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all the terms and provisions of this Agreement.

Further Restrictions on Transfer of Interests

9.02. In addition to other restrictions found in this Agreement, no Partner shall transfer, assign, convey, sell, encumber or in any way alienate all or any part of such Partner’s partnership interest if the partnership interest to be transferred, assigned, sold or exchanged, when added to the total of all other partnership interests sold or exchanged in the preceding twelve (12) consecutive months prior thereto, would cause the termination of the Partnership under the Code, as determined by the General Partner.

Substitution of Limited Partners

9.03. The partnership interest of any Limited Partner may be transferred subject to compliance with Section 9.02, and without the prior written consent of the Partners as required in Section 9.01, upon consent of the General Partner, which shall not be unreasonably withheld, by the Limited Partner by inter vivos gift or by testamentary transfer to any spouse, parent, sibling, in-law, child or grandchild of the Limited Partner, or to a trust for the benefit of the Limited Partner or such spouse, parent, sibling, in-law, child or grandchild of the Limited Partner, it being agreed that in executing this Agreement, each Limited Partner has consented to such transfers.

Rights of Legal Representation

9.04. If a Partner who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Partner’s person or property, the Partner’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Partner’s rights for the purpose of settling the Partner’s estate or administering the Partner’s property, including any power the Partner has under the Articles or this Agreement to give an assignee the right to become a Partner. If a Partner is a corporation, trust, or other entity and is dissolved or terminated, the powers of that Partner may be exercised by the Partner’s legal representative or successor.

No Effect to Transfers in Violation of Agreement

9.05. Upon any transfer of a partnership interest in violation of this Article 9, the transferee shall have no right to vote or participate in the management of the business, property and affairs of the Partnership or to exercise any rights of a Partner. Such transferee shall only be entitled to become an Assignee of a partnership interest and thereafter shall only receive the share of one or more of the Net Profits, Net Losses and distributions of the Partnership assets to which Assignee of such partnership interest would otherwise be entitled.

ARTICLE 10. LIABILITIES OF PARTNER

Liability of General Partner

10.01. Except as otherwise provided in this Agreement, the liability of the General Partner arising from the conduct of the business affairs or operations of the Partnership or for the debts of the Partnership is unrestricted.

Liability of Limited Partners

10.02. The liability of the Limited Partners is restricted and limited to the amount of the actual capital contributions that each Limited Partner makes or agrees to make to the Partnership.

ARTICLE 11. PROHIBITED TRANSACTIONS

Specified Acts

11.01. During the time of the organization or continuance of this Partnership, neither the General nor Limited Partners may take, and the Partners specifically promise not to do, any of the following actions:

(1) Use the name of the Partnership (or any substantially similar name) or any trademark or trade name adopted by the Partnership, except in the ordinary course of the Partnership business.

(2) Disclose to any nonpartner any of the Partnership business practices, trade secrets, or any other information not generally known to the business community.

(3) Do any other act or deed with the intention of harming the business operations of the Partnership.

(4) Do any act contrary to this Agreement, except with the prior express written approval of all Partners.

(5) Do any act that would make it impossible to carry on the intended or ordinary business of the Partnership.

(6) Confess a judgment against the Partnership.

(7) Abandon or transfer or dispose of Partnership property, real or personal.

Use of Partnership Assets

11.02. The General Partner may not use, and specifically promise not to use, directly or indirectly, the assets of this Partnership for any purpose other than conducting the business of the Partnership, for the full and exclusive benefit of all its Partners.

ARTICLE 12. DISSOLUTION OF THE PARTNERSHIP

Dissolution and Winding Up

12.01. The Partnership will be dissolved, and its affairs will be wound up on the expiration of the term provided for the existence of the Partnership in Paragraph 1.05 or on the occurrence of any of the events specified in Paragraphs 12.02 through 12.05, whichever is the first to occur.

Dissolution Upon Consent

12.02. The Partnership will be dissolved on any date specified in a consent to dissolution signed by a Majority in Interest of the Limited Partners.

Dissolution Upon Loss of a General Partner

12.03. (a) The Partnership will dissolve and its affairs will be wound up if a General Partner ceases to be a General Partner unless there is at least one other General Partner. If one or more General Partner(s) remain, this Agreement expressly permits the remaining General Partner(s) to continue the Partnership business.

(b) If a General Partner ceases to be a General Partner and there is no remaining General Partner, the Partnership will dissolve and its affairs will be wound up unless Majority in Interest of the Limited Partners agree in writing to continue the business of the Partnership and to the admission of one or more new General Partner(s) within six months after the last remaining General Partner ceased to be a General Partner.

Dissolution Upon Sale or Disposition of Assets

12.04. The Partnership will be dissolved and its affairs wound up when its assets are sold or otherwise disposed of and the only property of the Partnership consists of cash or other property available for distribution to the Partners.

Dissolution Upon Judicial Decree

12.05. The Partnership will be dissolved and its affairs wound up when required by a decree of judicial dissolution entered under Section I5682 of the California Corporations Code.

Responsibility for Winding Up

12.06. (a) On dissolution of the Partnership, the affairs of the Partnership will be wound up by those General Partners who have not wrongfully caused the dissolution.

(b) If no General Partner is available to wind up the affairs of the Partnership, or the only remaining General Partner fails to wind up the affairs of the Partnership, one or more Limited Partners may wind up the affairs of the Partnership.

(c) If a Limited Partner is authorized to wind up the affairs of the Partnership, the Certificate of Limited Partnership must be amended to add the name and the business, residence, or mailing address of each Limited Partner winding up the Partnership’s affairs. Any Limited Partner winding up the Partnership’s affairs may not be subject to liability as a General Partner based on this amendment. Any remaining General Partner not winding up the Partnership’s affairs need not execute the Certificate of Amendment.

(d) If one or more Limited Partners wind up the affairs of the Partnership, those Limited Partners are entitled to reasonable compensation.

Liquidation and Distribution

12.07. The person or persons responsible for winding up the affairs of the Partnership pursuant to Paragraph 12.06 will take full account of the Partnership assets and liabilities, liquidating the assets of the Partnership as promptly as is consistent with obtaining the fair value of those assets, and applying and distributing the proceeds in the following order:

(1) To creditors of the Partnership, including Partners who are creditors to the extent permitted by law, in satisfaction of liabilities of the Partnership other than liabilities for any of the following:

(a) Distributions owing to Partners before their withdrawal from the Partnership and before the dissolution and winding up of the Partnership.

(b) Distributions owing to Partners on their withdrawal from the Partnership.

(2) Except as otherwise provided in this Agreement to Partners and former Partners in satisfaction of liabilities for Distributions owing to them before their withdrawal from the Partnership and before dissolution winding up of the Partnership and on their withdrawal from the Partnership.

(3) To the Partners in accordance with the provisions set forth in this Agreement for the distribution of the assets of the Partnership.

Filing Certificate of Dissolution

12.08. On dissolution of the Partnership, the General Partner, or one or more Limited Partners representing a Majority in Interest of the Partners, must execute and file in the office of the Secretary of State a certificate of dissolution.

Cancellation of Certificate of Limited Partnership

12.09. On completion of the winding up of the Partnership’s affairs, the General Partner must execute and file in the office of the Secretary of State a certificate of cancellation of the Certificate of Limited Partnership. If the Limited Partners are winding up the Partnership’s affairs pursuant to Paragraph 12.06, the person authorized by a Majority in Interest of the Limited Partners must execute and file the certificate of cancellation of the Certificate of Limited Partnership.

ARTICLE 13. RECORD DATES

Setting Record Date for Meetings

13.01. The record date for determining the Partners entitled to notice of meetings, the right to vote at any meeting, or the right to take any other lawful action with regard to a meeting or the conduct of a vote by the Partners will be the date set by the General Partner; however that date may not be more than 60 nor less than 10 days before the date of the meeting nor more than 60 days before any other action.

Setting Record Date for Distributions

13.02. The record date for determining the Partners entitled to any distribution or the right to take any other lawful action will be 10 days before that date; however that date may not be more than 60 days before any such action.

Automatic Record Date

13.03. In the absence of any action setting a record date the record date will be determined as follows:

(1) The record date for determining the Partners entitled to notice of, or to vote at, meetings will be at the close of business on the business day preceding the day on which notice is given, or, if notice is waived, at the close of business on business day preceding the day on which meeting is held.

(2) The record date for determining Partners entitled to give consent to Partnership action in writing without a meeting is the day on which the first written consent is given.

(3) The record date for determining Partners for any other purpose is at the close of business on the day on which the General Partner adopt as the record date or the 60th day before the date of action relating to that other purpose, whichever is later.

(4) The record date for adjourned meetings is the record date set in determining the Partners entitled to notice of, or to vote at, the original meeting; however, the Partners who called that meeting may fix a new record date for the adjourned meeting and must fix a new record date if the meeting is adjourned for more than 45 days from the date set for the original meeting.

ARTICLE 14. MISCELLANEOUS PROVISIONS

Entire Agreement

14.01. This Agreement contains the entire understanding among the Partners and supersedes any prior written or oral agreements between them regarding the subject matter contained in this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the Partners relating to the subject matter of this Agreement that are not fully expressed in this Agreement.

Amendments

14.02. The provisions of this Agreement may be amended by the vote of a Majority in Interest of the Limited Partners. Any amendment of this Agreement must be in writing, dated, and shall be executed by the General Partner. If any conflict arises between the provisions of any amendment and the original Agreement as previously amended, the most recent provisions control. No amendment shall, without the unanimous consent of all Partners, modify the Partnership interests of the Partners or the allocation of profits or losses or distributions, change the compensation provided for the General Partner, or amend this Paragraph.

Attorneys’ Fees

14.03. If any action at law or in equity, including an action for declaratory or injunctive relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party is entitled to reasonable attorneys’ fees.

Governing Law

14.04. All questions with regard to the construction of this Agreement and the rights and liabilities of the parties will be governed by the laws of the State of California.

Notices

14.05. All notices must be in writing and sent by first class United States mail. All notices to the Partners must be sent to them at the addresses shown for them in the records of the Partnership. All notices to the Partnership must be sent to it at its principal executive office in California. Notices will be deemed to have been delivered when deposited in the United States mails.

Successors

14.06. Subject to the restrictions against assignment of limited partnership interests contained in this Agreement, this Agreement inures to the benefit of and is binding on the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties.

Severability

14.07. If any provisions of this Agreement are declared by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions continue in full force and effect.

Election of Adjusted Basis

14.08. In the event of a transfer of all or part of the interest of a Limited Partner, the General Partner may elect, on behalf of the Partnership, to adjust the basis of the Partnership property pursuant to Section 754 of the Internal Revenue Code. All other elections required or permitted to be made by the Partnership under the Internal Revenue Code must be made by the General Partner in such manner as will, in their opinion, be most advantageous to a Majority in Interest of the Limited Partners.

Counterparts

14.09. This Agreement may be executed in several counterparts and all counterparts so executed constitute one agreement that is binding on all of the parties, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

Headings

14.10. The headings proceeding the paragraphs of this Agreement are for convenience of reference only, are not a part of this Agreement, and are to be disregarded in the interpretation of any portion of this Agreement.

Other Instruments

14.11. The parties to this Agreement covenant and agree that they shall execute all other instruments and documents that are or may become necessary or convenient to effectuate and carry out the Partnership created by this Agreement.

Executed on March 20, 2001

GENERAL PARTNER Hornblower Development Corporation	LIMITED PARTNER Seattle Harbor Tours, L.P.

Terry A. MacRae, President	John Blackmon, General Partner